Exhibit 4.1

CREDIT AGREEMENT (this “Agreement”) dated as of April 7, 2020, by and among Tim S.A., a Brazilian corporation organized under the laws of the Federative Republic of Brazil (the “Borrower”), Tim Participações S.A., a Brazilian corporation organized under the laws of the Federative Republic of Brazil (the “Guarantor”) and The Bank of Nova Scotia, as lender, a financial institution organized under the laws of Canada (the “Lender”).

W I T N E S S E T H:

The Borrower and the Guarantor have requested the Lender to make a term loan to the Borrower in an aggregate principal amount of $110,000,000 for its general corporate purposes, and the Lender is prepared to make such loan upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, including through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), the Brazilian Anti-Corruption Law, each as amended, renewed, extended, or replaced from time to time, or any other laws, rules, and regulations of any jurisdiction applicable to any Obligor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Executive Order, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), and any other laws, rules, and regulations of any jurisdiction applicable to the Obligor or any of its Subsidiaries relating to terrorism or money laundering, as any of the foregoing laws, rules and regulations may, from time to time, be amended, renewed, extended, or replaced..

“Applicable Lending Office” shall mean, with respect to the Lender, its office, branch or Affiliate located at its address set forth on the signature pages hereof or such other office, branch or Affiliate thereof as it may hereafter designate by notice to the Borrower.

“Borrower” has the meaning set forth in the preamble.

“Borrower’s Economic Group” shall mean TIM Participações S.A. and TIM S.A.

“Borrowing” shall mean the borrowing of the Loan hereunder.

“Borrowing Notice” shall have the meaning assigned to such term in Section 2.02.

“Brazil” shall mean the Federative Republic of Brazil.

“Brazilian Anti-Corruption Law” means collectively Federal Law No. 12,846 of August 1, 2013 and Federal Decree No. 8,420 of March 18, 2015, as amended and restated from time to time, or any other Brazilian laws, rules, and regulations applicable to any Obligor or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Break-Funding Compensation” shall have the meaning assigned to such term in Section 5.01(a).

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Toronto, Canada; New York, NY, United States; or in São Paulo, Brazil.

“Capital Stock” shall mean, as to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of, and any and all ownership interests in, a Person, and any and all warrants, options or other rights to purchase or exchange any of the foregoing.

“Central Bank” shall mean Banco Central do Brasil or any successor thereof.

“Change in Control” shall mean any transaction or series of transactions in which, Telecom Italia S.p.A., directly or indirectly, individually or collectively, ceases to hold Control over either Obligor.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Agreement or (c) compliance by the Lender (or by any lending office of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement. For purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have been introduced or adopted after the date hereof regardless of the date enacted or adopted and shall constitute a “Change in Law” and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted and shall constitute a Change in Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Confidential Information” shall mean any information that either Obligor furnishes to the Lender or to any of its Affiliates on a confidential basis by informing the recipient in writing that such information is confidential or marking such information as such, but does not include any such information that is or at the time of disclosure by such Person has become generally available to the public.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) of a Person shall mean the possession, directly or indirectly, of the power to vote more than 50% of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, either through the ownership of such Voting Stock, by contract or otherwise.

“CVM” shall mean Comissão de Valores Mobiliários.

“Default” shall mean any condition or event which constitutes an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” shall mean the lawful currency of the United States.

“Drawdown Date” shall mean the date of the Borrowing.

“EBITDA” shall mean, for any Person, for the four most recently completed fiscal quarters of such Person, earnings before amortization, depreciation, interest paid and received, results of equity investments, results of non-operational income, income tax and social contribution. It is hereby understood that the effects arising out of the accounting rule “IFRS16” shall not be considered for purposes of calculating “EBITDA” hereunder.

“Event of Default” shall have the meaning assigned to such term in Section 9.

“Excluded Tax” shall mean with respect to any recipient of any payment to be made by or on account of any obligation of the Obligors under this Agreement: (a) any Tax imposed on or measured by net income, branch profits Taxes or franchise Taxes (imposed in lieu of Taxes on net income) of such recipient imposed by the laws of the jurisdiction under which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which the Applicable Lending Office is located; (b) Taxes on net income, branch profit Taxes or franchise Taxes (imposed in lieu of Taxes on net income)imposed on any recipient as a result of a present or former connection between it and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising as a consequence of it having executed, delivered or performed its obligations or received payment under, or enforced its rights under, this Agreement); (c) Taxes on net income imposed as a consequence of the Lender (i) having its principal office in Brazil or maintaining a permanent establishment or branch in Brazil or (ii) being a resident of Brazil for tax purposes; and (d) any withholding Taxes imposed under FATCA.

“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and (ii) any similar law adopted by any non-U.S. Governmental Authority pursuant to an intergovernmental agreement between such non-U.S. jurisdiction and the United States.

“Final Maturity Date” shall mean April 22, 2021, provided, that if such day is not a Business Day, the Final Maturity Date shall be the immediately preceding Business Day.

“Foreign Official” means an officer or employee of a Governmental Authority, or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof. “Foreign Official” also includes officers, employees, representatives, or agents of any entity owned or controlled directly or indirectly by a Governmental Authority, including through ownership by a sovereign wealth fund.

“FX Transaction” shall mean the foreign exchange transaction to be entered into by and between the Borrower and the Hedge Provider with respect to the Loan.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, license, ruling, permit, exemption, filing or registration from, by or with any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state or municipality or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

“Guarantor” has the meaning set forth in the preamble.

“Hedge Agreement” shall mean the Contrato Global de Derivativos and the Apêndice ao Contrato Global de Derivativos entered into by and between the Borrower and the Hedge Provider.

“Hedge Provider” shall mean Scotiabank Brasil S.A. Banco Múltiplo.

“Hedge Transaction” shall mean the swap to be entered into by and between the Borrower and the Hedge Provider under the Hedge Agreement.

“IFRS” means international accounting standards and interpretations of such standards adopted by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” shall mean, as to any Person, without duplication, any amount payable by such Person pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, debt capital markets transactions (including bonds and debentures), a lease, a conditional sale or a transfer with recourse or with an obligation to repurchase, pursuant to a lease with substantially the same economic effect as any such agreement or instrument, or any such agreement , instrument or arrangement secured by any lien or other encumbrance upon any property owned by such Person, even though such Person has not assumed or become liable for the payment of any money under such agreement, instrument or arrangement, to which such Person is a party as debtor, borrower or guarantor.

“Indemnified Party” shall have the meaning assigned to such term in Section 11.03.

“Interest Payment Date” shall mean each of the following dates: October 22, 2020, and April 22, 2021.

“Interest Rate” shall mean 1.2410% per annum.

“Lender’s Account” shall mean the following account of the Lender:

Bank: Bank of America N.A.

SWIFT: BOFAUS3N

ABA#: 26009593

Beneficiary Bank: The Bank of Nova Scotia – Toronto

BOFA Account #: 6550-7-26001

SWIFT: NOSCATT

Beneficiary: The Bank of Nova Scotia – Toronto

SWIFT: NOSCCATTTL3

Attn.: GWO CCS Brazil OFF (Transit 63537)

Ref.: Tim S.A. – Reason for Payment

or such other account as may be designated by the Lender to the Borrower in writing.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean the loan made by the Lender pursuant to Section 2.01.

“Loan Documents” shall mean this Agreement, the Note, the Hedge Agreement, and all other documents entered into or to be entered into in connection with the Hedge Transaction, and each other document that makes express reference to this Agreement, the Note or the Hedge Transaction.

“Material Adverse Effect” shall mean a material adverse effect on: (a) the business, liabilities, financial condition, operations, performance or properties of the Borrower, the Guarantor and Subsidiaries of each of them, taken as a whole; (b) the ability of either Obligor to perform its obligations under this Agreement or any other Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against either Obligor of this Agreement or any other Loan Document to which it is a party.

“Material Operational Assets” shall mean the assets used by the Borrower directly or indirectly in the activities described in its corporate purpose, and whose selling, transfer or otherwise disposal of, individually or jointly, has the proven effect of reducing more than 30% of the consolidated EBITDA of the Borrower, except for the assets sold, transferred, or, otherwise, disposed (i) in the ordinary course of its business; (ii) of obsolete and unused assets; or (iii) within the Borrower’s Economic Group in an arm’s length transaction.

“New York” shall mean the City of New York, NY, United States.

“Note” shall have the meaning assigned thereto in Section 2.03.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of Treasury.

“Obligors” shall mean, collectively, the Borrower and the Guarantor.

“Optional Prepayment Notice” shall have the meaning assigned thereto in Section 2.04.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, Limited Liability Company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Post-Default Rate” shall mean a rate per annum which is equal to the Interest Rate plus 1.0%.

“Responsible Officer” shall mean the chief executive officer, president, the chief financial officer, any senior or executive vice president, the controller or the treasurer of any Person.

“ROF” shall mean Registro de Operação Financeira, the registration required by the Central Bank for cross-border credit transactions, such as the transaction contemplated herein.

“Sanction” shall mean any economic sanctions law administered, enacted or enforced by any Sanctions Authorities.

“Sanctioned Jurisdiction” shall mean a country or territory that is, or whose government is, the subject of territorial-based Sanctions.

“Sanctioned Person” means any Person (a) that is listed on a Sanctions List, (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above, (c) that is located, organized or resident in a Sanctioned Jurisdiction or (d) with whom a U.S. or Canadian Person is otherwise prohibited or restricted by any Sanction from engaging in trade, business or other activities.

“Sanctions Authority” shall mean (a) the United States, (b) the United Nations Security Council, (c) the European Union or any member state thereof, (d) the United Kingdom, (e) Brazil, (f) Canada, and/or (g) the respective governmental institutions, agencies and subdivisions of any of the foregoing, including, without limitation, Her Majesty’s Treasury, Global Affairs Canada, OFAC, and the United States Department of State and any other relevant national or supra national Government Authority with jurisdiction over the Obligor.

“Sanctions List” shall mean any Sanctions-related list of designated Persons, published or maintained by any Sanctions Authority, including, without limitation, the list of Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Subsidiary” shall mean with respect to any corporation or other Person, at any date, any corporation, Limited Liability Company, partnership, association or other entity of which more than 50% of the Voting Stock or other voting interests is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person.

“Tax Benefit” shall have the meaning assigned to such term in Section 5.02(g).

“Taxes” shall mean all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto or with respect to the non-payment thereof, now or hereafter imposed, assessed, levied or collected by any authority, on or in respect of this Agreement or the Note, or any payment under this Agreement or the Note, or the recording, registration, notarization or other formalization of this Agreement or the Note, other than Excluded Taxes.

“Total Net Debt” shall mean, with respect to any Person (on a consolidated basis and without duplication), as of any date of determination, the sum of: (i) all financial debt, including loans, derivative contracts of every order, including options, futures and forwards, and capital lease agreements; all obligations arising from the issuance of debt securities (whether issued domestically or abroad), including debentures, bonds, promissory notes or other securities representing debt, minus (ii) free and unencumbered cash which includes marketable securities, cash and cash equivalents. It is hereby understood that the effects arising out of the accounting rule “IFRS16” shall not be considered for purposes of calculating “Total Net Debt” hereunder.

“United States” shall mean the United States of America.

“Voting Stock” of a Person shall mean Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

1.02     Other Interpretive Provisions.

(a)       The definitions of terms herein shall equally apply to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “shall” will be construed to have the same meaning and effect as the word “will.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to this Agreement, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Article, section and subsection headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03     Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS as in effect from time to time, except as otherwise specifically prescribed herein.

SECTION 2.   LOAN

2.01     Loan. The Lender agrees, subject to the terms and conditions of this Agreement, to make a single term loan (the “Loan”) to the Borrower in Dollars in a single disbursement on or before April 22, 2020, in a principal amount of $110,000,000.

2.02     Borrowing. The Borrower shall give the Lender notice of the Borrowing (the “Borrowing Notice”) substantially in the form of Exhibit A hereto not later than 12:00 p.m. (New York time) on the date two (2) Business Days prior to the requested Drawdown Date. The Borrowing Notice shall be irrevocable and specify the amount to be borrowed and the requested Drawdown Date (which date shall be a Business Day).

2.03     Note. The Borrower’s obligation to pay the principal of, and interest on, the Loan made by the Lender shall be evidenced by a promissory note, substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (the “Note”). The Note shall be (i) duly executed and delivered by the Borrower and the Guarantor, (ii) payable to the order of such Lender or its registered assigns, (iii) in a stated principal amount equal to the Loan, and (iv) entitled to the benefits of this Agreement.

2.04     Optional Prepayments. Subject to Sections 4.03, 5.01 5.02 and 11.03 and the payment of any relevant Taxes, including, without limitation, any IOF (Imposto sobre Operações Financeiras) due as a result of any such prepayment, and subject in all cases to the unwinding, termination or renegotiation of the Hedge Transaction and the FX Transaction, in each case on terms and conditions satisfactory to the Lender and at the Borrower’s full cost and expense, the Borrower shall have the right to prepay the Loan in whole or in part at any time or from time to time without premium or penalty. Amounts prepaid hereunder may not be reborrowed. The Borrower shall give written notice to the Lender of any optional prepayment pursuant to this Section 2.04 (“Optional Prepayment Notice”) not later than 12:00 p.m. (New York time) on the date that is not less than five Business Days before the proposed date of prepayment. Each notice of prepayment given to the Lender shall be irrevocable and specify the amount to be prepaid and the requested prepayment date (which date shall be a Business Day).

SECTION 3.   PAYMENTS OF PRINCIPAL AND INTEREST

3.01     Repayment of Loan. The Borrower agrees to pay to the Lender in immediately available funds and in Dollars the principal amount of the Loan and, in any event, all outstanding principal amounts of the Loan and any other amounts due hereunder, on the Final Maturity Date.

3.02     Interest.

(a)       The Borrower agrees to pay to the Lender interest on the outstanding principal amount of the Loan on each Interest Payment Date, at a rate per annum equal to the Interest Rate.

(b)       Notwithstanding the foregoing, the Borrower agrees to pay to the Lender, to the extent permitted by applicable law, interest at the Post-Default Rate on any amount whatsoever payable by the Borrower hereunder to the Lender that shall not be paid in full when due after 2 (two) Business Days of the due date thereof (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

(c)       Accrued interest on the Loan shall be payable on each Interest Payment Date and upon any payment or prepayment thereof (on the principal amount so paid or prepaid), provided, that, if applicable, interest payable at the Post-Default Rate shall be payable from time to time on demand. Any interest paid shall not be refundable under any circumstances.

SECTION 4.   PAYMENTS, ETC.

4.01     Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by either Obligor under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the Lender’s Account, not later than 5:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Partial payments hereunder shall be applied first to other amounts payable hereunder, then to accrued and unpaid interest, then to unpaid principal.

4.02     Computations. Interest on the Loan shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

4.03     Minimum Amounts. Each permitted partial prepayment of principal of the Loan shall be in an aggregate amount equal to at least $5,000,000 and an integral multiple of $1,000,000 (or such lesser amount as may be necessary to prepay in full the principal amount then outstanding or to cause any scheduled repayment plus any prepayment to be an integral multiple of $1,000,000).

4.04     Set-Off. Without limiting any of the obligations of the Obligors or the rights of the Lender hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any other Loan Document, then (to the fullest extent permissible pursuant to applicable law) the Lender may set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) at any time held or any other debt owing by the Lender (in each case, including any branch or agency thereof) to or for the credit or account of the Obligors.

SECTION 5.   YIELD PROTECTION; TAXES, ETC.

5.01     Break-Funding Compensation. The Borrower shall pay to the Lender such amount or amounts as shall be sufficient to compensate the Lender for any loss, cost or expense (including Break-Funding Compensation) attributable to (i) any optional prepayment of this Loan under Section 2.04, and (ii) any payment prior to maturity following any Event of Default.

(a)       “Break-Funding Compensation” shall be an amount determined by the Lender to be equal to the excess, if any, of:

(A)(I) the amount of interest that the Lender would have received in respect of the principal amount of the Loan prepaid for the period from the date of such prepayment to the Final Maturity Date had such prepayment not been made; over

(B)      the amount of interest that the Lender would have earned on the relevant principal amount prepaid for such period if the Lender were to invest such principal amount for such period at the average interest rate that would be bid by the Lender (or Affiliates thereof) for Dollar deposits from at least 5 banks that are members of the BBA – British Banker’s Association in the Eurodollar market at the commencement of such period, disregarding the highest and the lowest bids.

For the avoidance of doubt, the amounts calculated in sub-items (A) and (B) above shall be calculated at their present value, discounted using the average interest rate determined in sub-item (B). A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section 5.01(a), including Break-Funding Compensation, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate upon demand.

(b)       If any payment hereunder or under any other Loan Document other than the Hedge Transaction becomes due and payable on a day that is other than a Business Day, such payment date shall be extended to the next succeeding Business Day (unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the first preceding Business Day) and, with respect to payments of principal, interest thereon shall be payable at the Interest Rate.

5.02     Taxes

(a)       All payments on account of the principal of and interest on the Loan, fees and all other amounts payable under this Agreement by the Borrower to or for the account of the Lender, including, without limitation, amounts payable under paragraph (b) of this Section 5.02, shall be made free and clear of and without deduction or withholding for or on account of any Taxes, unless so required by applicable law, decree or regulation.

(b)       If the Borrower or any Person making a payment hereunder on behalf of the Borrower shall be required by applicable law, decree or regulation or otherwise to deduct or withhold any Taxes from any amounts payable on, under or in respect of this Agreement, (i) the Borrower, or, as applicable, such Person, shall promptly pay the Lender such additional amounts as may be required, after the deduction or withholding of such Taxes (including any Taxes on such additional amounts), to enable the Lender to receive on the due date thereof an amount equal to the full amount stated to be payable to the Lender under this Agreement as if no deduction or withholding was applicable; and (ii) the Borrower, or, as applicable, such Person, shall deduct or withhold and pay such Taxes in accordance with such applicable law, decree or regulation or otherwise.

(c)       The Borrower shall, within 10 (ten) Business Days of demand therefor, indemnify the Lender against, and reimburse the Lender upon written request for, any Taxes paid at any time by the Lender in connection with any failure of the Borrower to make any payment of Taxes when due. After the Lender learns of the imposition of Taxes, Lender will act in good faith to promptly notify Borrower of its obligations hereunder.

(d)       Except to the extent prohibited by applicable law, the Borrower shall, upon written request from the Lender, furnish to the Lender any original official tax receipt, voucher, return, document or other writing issued by the Governmental Authority to whom such payment was made (if available or, if not, a copy thereof) evidencing each payment of Taxes required under this Section, as soon as is reasonably practicable after the date that such payment is made, and shall promptly furnish to the Lender at its written request any other reasonable information, documents and receipts that the Lender may request to establish that full and timely payment has been made of all Taxes with respect to which indemnification is required to be paid under this Section.

(e)       The Borrower agrees to pay all present and future stamp, court or documentary taxes and any other excise taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by Brazil, or any jurisdiction from which any amount payable hereunder is made, or any municipality or other political subdivision or taxing authority thereof or therein which arises from any payment made by the Borrower hereunder or from the execution, delivery, filing, enforcement or registration of this Agreement except any Taxes that are imposed with respect to an assignment that are not imposed as a result of a present or former connection between either the assignor or the assignee, and the jurisdiction imposing such Tax.

(f)       The Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions), and to cause any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement to use reasonable efforts (consistent with legal and regulatory restrictions), to file any certificate or document or to furnish to the Borrower any information, in each case, as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided that nothing in this Section 5.02(f) shall require the Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(g)       If a payment made to the Lender under this Agreement would be subject to withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)       If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.02 (including by the payment of additional amounts pursuant to this Section 5.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(i)        Each party’s obligations under this Section 5.02 shall survive any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any document delivered hereunder.

5.03     Increased Costs.

(a)       If the Lender reasonably determines that any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against material assets of, deposits with or for account of, or credit extended by, the Lender; or (ii) impose on the Lender any other condition affecting this Agreement; and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)       If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)       A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 5.03 with reasonable and duly documented detail as to the basis of the Lender’s claim to compensation under paragraphs (a) and (b) of this Section 5.03 and method for calculating such compensation, and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 5 days after receipt thereof. Alternatively, the Borrower shall have the option to prepay the Loan without incurring any Break-Fund Compensation within sixty (60) days after the date of receipt of the certificate from the Lender.

(d)       Failure or delay on the part of the Lender to demand compensation pursuant to this Section 5.03 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 5.03 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) days period referred to above shall be extended to include the period of retroactive effect thereof.

5.04     Mitigation. If an event or circumstance occurs that would entitle the Lender to exercise any of the rights or benefits afforded by this Section 5 (Yield Protection, Taxes, Etc.), the Lender, may upon receipt of a written request of the Borrower, take such steps as may be reasonably available to eliminate or mitigate the effects of such event or circumstance, including to use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if such designation would (i) avoid the need of the Lender for giving such written demand for compensation, (ii) allow the Lender to make and maintain the Loan hereunder, and (iii) not, in the reasonable judgement of the Lender, be materially disadvantageous (economically or otherwise) to the Lender;. provided, however, that the Lender shall not be under any obligation to take any step that, in its sole discretion, would (a) result in its incurring additional costs or Excluded Taxes or (b) otherwise be disadvantageous to it.

5.05     Illegality. Notwithstanding any other provision herein, if after the date hereof any Change in Law or in the interpretation or application of any law, rule or regulation, by a competent Governmental Authority shall make it unlawful for the Lender to make or maintain the Loan as contemplated by this Agreement and the Note (and, in the opinion of the Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to the Lender), the Lender may, by written notice to the Borrower, declare its obligations under this Agreement to be terminated, whereupon the same shall forthwith terminate, and the Obligor shall repay the principal of the Loan together with accrued interest, without incurring in Break-Funding Compensation within sixty (60) days from the written notice of the Lender, or in a shorter period of time if the applicable Change in Law so requires.

SECTION 6.   CONDITIONS PRECEDENT

6.01     Conditions Precedent to Effectiveness. The obligation of the Lender to make the Loan hereunder is subject to each of the following terms and conditions, in each case in form and substance satisfactory to the Lender in its sole discretion:

(a)       the Lender shall have received the number of originals of this Agreement requested by the Lender, duly executed and delivered by the Obligors;

(b)       the Lender shall have received the Note duly executed and delivered by the Borrower and the Guarantor;

(c)       the Lender shall have received copies, each certified as of the date of this Agreement by a Responsible Officer of each of the Obligors, of (i) documents evidencing that such Obligor has all necessary corporate and other authority to execute and deliver this Agreement and (ii) the organizational documents of such Obligor;

(d)       The following statements shall be true on and as of the date of this Agreement (and the Lender shall have received a certificate in the form of Exhibit C hereto signed by a Responsible Officer of each of the Obligors dated the date hereof, to the effect that):

(i)        immediately before and after giving effect to the transactions contemplated to take place hereunder on the date hereof, (x) the representations and warranties of such Obligor contained herein shall be true and correct in all material respects on and as of the date hereof, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (or if any such representation or warranty (i) is already qualified by materiality, Material Adverse Effect or similar language or (ii) relates to compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, it shall be true and correct in all respects) and (y) no Default shall have occurred and be continuing; and

(ii)      there shall not have occurred, since September 30, 2019, any Material Adverse Effect;

(e)       the Lender shall have received evidence that all approvals, consents, waivers, authorizations or filings with any Governmental Authorities, required in connection with the execution, delivery and performance of this Agreement have been obtained, including but not limited to a copy or printout of the relevant ROF naming the Borrower as the borrower under the Loan, the Lender as lender under the Loan and the Guarantor as the Guarantor under the Loan, and containing the approval of the Central Bank of Brazil for the loan as well as the resulting schedule of payment resulting herefrom, which will enable the Borrower to make remittances from Brazil to make the payments of the scheduled principal, interest, fees and expenses under the Loan Documents (the “Schedule of Payments”);

(f)       the Lender shall have duly received the Borrowing Notice duly executed and delivered by the Borrower;

(g)       the Lender shall have received a copy of the Hedge Agreement duly executed and delivered by the Borrower;

(h)       the Hedge Transaction and the FX Transaction shall have been entered into by the Borrower and the Hedge Provider;

(i)        the Lender shall have received a copy of a letter from the Process Agent accepting an appointment to act as Process Agent to the Borrower and to the Guarantor under this Agreement, in form and substance reasonably satisfactory to the Lender;

(j)        such other documents as the Lender shall, in its sole discretion, request, including any documents pertaining to the Lender’s “know-your-customer” requirements.

SECTION 7.   REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to the Lender on the date hereof and on the date of the Borrowing that:

7.01     Organization; Power and Authority. It (i) is duly incorporated and validly existing under the laws of Brazil, (ii) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where failure (either individually or in the aggregate) to have such governmental licenses, authorizations, consents and approvals could not have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) could not result in a Material Adverse Effect and (iv) has full power, authority and legal right to make and perform the Agreement and to borrow or guarantee (as applicable) the Loan hereunder.

7.02     No Additional Authorization Required. Except for: (i) the ROF naming the Borrower as the borrower under the Loan, the Guarantor as guarantor under the Loan and the Lender as lender under the Loan, which has been obtained in accordance with Section 6.01(e) and (ii) any further authorization from, notice to or registration with, the Central Bank which could be necessary to enable the Obligors (A) to make payments under the Loan earlier than their respective due dates, whether upon acceleration or otherwise, and (B) to make remittances from Brazil to make payments with respect to the Loan not specifically covered by the ROF, no license, consent, authorization or approval or other action by, or notice to or registration or filing with, any Governmental Authority, and no other third-party consent or approval, is necessary for the due execution, delivery and performance by the Obligors of this Agreement or for the legality, validity or enforceability of this Agreement.

7.03     Ranking. The payment obligations of the Obligors hereunder constitute unconditional obligations of the Obligors, and rank and will at all times rank at least pari passu in priority of payment with all other present and future unsecured and unsubordinated Indebtedness of the Obligors (other than statutorily preferred obligations).

7.04     No Actions or Proceedings. Since September 30, 2019, there are and have been no legal or arbitral proceedings, or proceedings by or before any Governmental Authority, pending or (to the knowledge of either Obligor) threatened against either Obligor that (either individually or in the aggregate) could be expected to have a Material Adverse Effect.

7.05     Environmental Matters. The operations and property of the Obligors comply with all applicable environmental laws, except to the extent the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The credit extended herein shall not, to best of the Borrower’s knowledge be used in any activities which may potentially or effectively cause a breach of any environmental laws.

7.06     Compliance. Each of the Obligors is in compliance with (i) its organizational documents, and (ii) except as could not reasonably be expected to have a Material Adverse Effect, all applicable laws (including environmental laws, but excluding Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, which are covered separately in Sections 7.16, 7.17 and 7.18), Governmental Approvals and contractual obligations applicable to it.

7.07     Material Adverse Effect. Since September 30, 2019, no event or circumstance has occurred that has had or could be expected to have a Material Adverse Effect.

7.08     Due Authorization; etc. The making and performance by each of the Obligors of this Agreement have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not contravene: (i) its organizational documents, (ii) any applicable law, regulation, judgment, award, injunction or similar legal restriction in effect or (iii) any document or other contractual restriction binding upon or affecting either Obligor or any of their respective properties or assets.

7.09     Legal Effect. This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by each of the Obligors, and is the legal, valid and binding obligation of such Obligor, enforceable against such Obligor, in accordance with its terms, in each case, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization (other than corporate reorganizations within the scope of Section 8.14(b) hereof), recuperação judicial, recuperação extrajudicial, falência or other similar laws relating to or affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

7.10     Use of Credit. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock (as so defined).

7.11     Investment Company Act. Neither the Borrower nor the Guarantor nor any of its Subsidiaries is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

7.12     Financial Condition, etc. Each of the Obligors has heretofore furnished to the Lender its audited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2018. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of each of the Obligors and its Subsidiaries as of such date and for such fiscal year in accordance with IFRS.

7.13     No Immunities, etc. It is subject to civil and commercial law with respect to its obligations under this Agreement and each other Loan Document to which it is a party and the execution, delivery and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts. The Obligor is not entitled to any right of immunity in Brazil from suit, court jurisdiction, judgment or form any other legal process or remedy relating to its obligations under any Loan Documents.

7.14     No Default. No Default exists as of the date of execution of this Agreement and as of the date of the Borrowing.

7.15     Anti-Corruption Laws. No Obligor nor any of its Subsidiaries nor, to such Obligor’s knowledge, any Person acting on behalf or at the direction of such Obligor or any of its Subsidiaries is in violation of any Anti-Corruption Law. Each Obligor and its Subsidiaries have implemented and maintains in effect policies and procedures designed to promote compliance by such Obligor and its Subsidiaries, and their respective directors, officers and employees, with any applicable Anti-Corruption Laws.

7.16     Anti-Terrorism Laws. No Obligor, nor any of its Subsidiaries nor, to such Obligor’s knowledge, any Person acting on behalf or at the direction of the Obligor or any of its Subsidiaries is in violation of any Anti-Terrorism Law. Each Obligor and each of its Subsidiaries has implemented and maintains in effect a Code of Ethics and Conduct.

7.17     Sanctions. Neither the Obligor, nor any of its Subsidiaries nor, to the Obligor’s knowledge, any Person acting on behalf or at the direction of the Obligor or any of its Subsidiaries (i) is a Sanctioned Person, (ii) does any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving a Sanctioned Jurisdiction, except that the Obligors have existing international roaming agreement with companies located in Iran, Syria and Sudan, and such companies are not Sanctioned Persons and such arrangements are otherwise in compliance with Sanctions and Anti-Terrorism Laws or (iii) will, directly or indirectly, use the proceeds from the Loan, or lend, contribute, or otherwise make available such proceeds to fund any activity or business in any Sanctioned Jurisdiction or to fund any activity or business of any Sanctioned Person or in any other manner that would constitute or give rise to a violation of Sanctions by any Person, including the Lender

SECTION 8.   COVENANTS OF THE BORROWER.

Each of the Obligors covenants and agrees with the Lender that, so long as the Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder and under each other Loan Document:

8.01     Corporate Existence. Each of the Obligors will, and will cause each of its Subsidiaries to, (i) preserve and maintain its legal existence and (ii) preserve and maintain all of its material assets, rights, privileges, licenses, permits, insurance policies and franchises except where the failure to so preserve and maintain would not have a Material Adverse Effect.

8.02     Compliance with Law Each of the Obligors will comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including without limitation all environmental laws, but excluding Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, which are covered separately in Sections 8.09, 8.16 and 8.17), except to the extent that the failure to comply, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.

8.03     Payment of Obligations. Each of the Obligors will pay and discharge at or before maturity all of its material obligations and liabilities and pay and discharge all material Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with IFRS.

8.04     Governmental Authorizations. Each of the Obligors will from time to time obtain or make and maintain in full force and effect all licenses, consents, authorizations and approvals of, and filings and registrations with, any Governmental Authority from time to time necessary under applicable law for the making and performance by the Obligors of this Agreement and the other Loan Documents.

8.05     Reporting Requirements. Each of the Obligors (as applicable as set forth below) will provide to the Lender:

(a)       To the extent not made available on either the CVM’s or the Guarantor’s websites, as applicable, and within five (5) Business Days after written request from the Lender and in any event (i) within 120 days after the end of each fiscal year of the Borrower and of the Guarantor, respectively, an audited and consolidated (to the extent applicable) balance sheet of the Borrower and of the Guarantor as at the end of such fiscal year and the respective related consolidated statements of income and retained earnings, and statement of changes in cash flow of the Guarantor and of the Borrower for such respective fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in conformity with IFRS consistently applied and with the opinion thereon (not qualified as to scope of the audit) of independent public accountants of recognized international standing, (ii) within 120 days following the end of each of the Borrower’s and the Guarantor’s fiscal quarters, its respective quarterly consolidated financial statements;

(b)       As soon as practicable after any officer of either Obligor obtains knowledge thereof, notice of any event or condition which has had or would reasonably be expected to have a Material Adverse Effect and the nature of such Material Adverse Effect;

(c)       promptly, but in any event within three (3) Business Days, after either Obligor obtains knowledge of any Event of Default, a certificate of a Responsible Officer of such Obligor setting forth the details thereof and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto; and

(d)       As soon as practicable, but in any event, within five (5) Business Days after it obtains knowledge thereof, notice of (i) any violation of applicable Anti-Corruption Laws and/or Anti-Terrorism Laws or Sanctions by the Obligor or any officer, director thereof, and (ii) any pending or threatened judicial, administrative or arbitral proceeding or investigation relating to any such violation by any such Person.

(e)       As soon as practicable, but in any event, within ten (10) Business Days from any request therefor, such other information regarding the operations, business affairs and financial condition of either Obligor or any of its Subsidiaries, or regarding compliance with the terms of this Agreement, in each case as the Lender may reasonably request in writing.

8.06     Ranking. Each of the Obligors will promptly take all actions as may be necessary to ensure that the payment obligations of such Obligor under this Agreement will at all times constitute unconditional obligations of the Obligors ranking at least pari passu in priority of payment with all other present and future unsecured and unsubordinated Indebtedness of the Obligors (other than statutorily preferred obligations).

8.07     Use of Proceeds.

(a)       The Borrower shall use the proceeds (less any fees and expenses then due and payable hereunder) of the Loan solely for its general corporate purposes;

(b)       No part of the proceeds of the Loan shall be used directly or indirectly for the purpose (whether immediate, incidental or ultimate) of buying or carrying any “margin stock” (as defined in Section 7.10).

(c)       None of the Obligors will use or authorize the use of the proceeds of the Loan (i) to facilitate transactions involving, to the knowledge of either Obligor, any country that is the target of country-wide Sanctions or any Sanctioned Person; (ii) in furtherance of a Prohibited Payment, or (iii) in any other manner that would result in the violation of any applicable Anti-Corruption Laws or Anti-Terrorism Laws or Sanctions.

8.08     Anti-Corruption Laws.

(a)       Each Obligor shall, and shall cause each of its Subsidiaries and all Persons acting on behalf or at the direction of such Obligor or any of its Subsidiaries to, act in accordance with all applicable Anti-Corruption Laws in the jurisdictions in which such Obligor or any of its Subsidiaries does business.

(b)       No Obligor shall, nor shall it knowingly permit any of its Subsidiaries or any Person acting on behalf or at the direction of such Obligor or any of its Subsidiaries, to corruptly give, offer, pay, promise to pay, or otherwise authorize the payment of, directly or indirectly, any money or anything of value to any Foreign Official for the purpose of influencing any act or decision of such Foreign Official or of such Foreign Official’s Governmental Authority, or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any Person.

8.09     Distribution of Dividends. The Obligors will not declare or make any dividend payment above the minimum amount determined by applicable laws nor make any payment of interest on its own capital (juros sob capital próprio), except that the Obligors may declare and make any payment of dividend and of interest on its own capital (juros sob capital próprio) so long as no Default shall have occurred and be continuing at the time of any such declaration and payment, or could result therefrom.

8.10     Foreign Exchange Availability. Each Obligor will make or cause to be made available to it foreign exchange in order to enable it to make payments when due under this Agreement.

8.11     Maintenance of Process Agent. Each Obligor will maintain in New York a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the process agent set forth in Section 11.08.

8.12     Transactions with Affiliates. Neither Obligor will enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except (A) in the ordinary course of and pursuant to the reasonable requirements of such Obligor’s business and upon commercially reasonable terms that are no less favorable to it than those which might be obtained in a comparable arm’s length transaction at the time from a Person which is not an Affiliate; and (B) for intercompany loans which, in the aggregate, do not and will not result in such Obligor being in a materially weaker economic and financial condition. For purposes hereof, “materially weaker economic and financial condition” means the ratio of Total Net Debt to EBITDA of such Obligor exceeding 3.5x, based on its most recent financial statements.

8.13     Limitation on Liens. The Borrower shall not, after the date of this Agreement, create, incur, assume or permit or suffer to exist any Lien on any of its Material Operational Assets representing 15% or more of its total assets, except any Lien securing judgments or credit agreements entered into with development banks, including without limitation, Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Banco do Nordeste do Brasil S.A., and other Brazilian Government-owned development banks.

8.14     Limitation on Fundamental Changes and Sale of Assets.

(a)       Neither Obligor shall, nor shall it permit any Subsidiary to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for:

(i)        any incorporation, merger, consolidation, division, transfer or reorganization occurring among companies within the Borrower’s Economic Group, provided that if the transaction involves an Obligor and the continuing or surviving Person is not an Obligor, such continuing or surviving Person shall be incorporated or organized under the laws of Brazil, and have (1) expressly assumed the obligations of such Obligor hereunder and any other Loan Document to which such Obligor is a party, by order of law, or by means of an agreement reasonably satisfactory to the Lender and (2) provided to the Lender, know your customer information, legal opinions and other documents or evidence as it may reasonably request.; or

(ii)      the Borrower may merge, consolidate or amalgamate with the Guarantor , with the Borrower being the surviving entity, and the Guaranty provided hereunder shall be extinguished.

(b)       Neither Obligor shall, nor shall it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) its property or assets, except (i) in the ordinary course of its business; (ii) within the Borrower’s Economic Group in an arm’s length transaction; or (iii) any other disposal for an aggregate consideration not exceeding 30% of the Borrower’s total assets (as stated in its most recent annual or quarterly financial statements disclosed).

8.15     Anti-Terrorism Laws. The Obligors shall, and shall cause each of its Subsidiaries and all Persons acting on behalf of at the direction of the Obligor and any of its Subsidiaries to, comply in all respects with all Anti-Terrorism Laws in the jurisdiction in which such Obligor or any of its Subsidiaries does business. Each Obligor and its Subsidiaries have implemented and maintain in effect a Code of Ethics and Conduct.

8.16     Sanctions. The Obligors shall not engage, and shall not authorize or direct any of its Subsidiaries, or its Subsidiaries’ respective directors, officers, employees, agents or duly authorized representatives to engage, in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving a Sanctioned Jurisdiction, provided that, the Borrower may maintain existing international roaming agreements with companies located in Iran, Syria, Venezuela, Russia, Sudan and Cuba provided that such companies are not Sanctioned Persons. No Obligor will use the proceeds from the Loan, or lend, contribute, or otherwise make available such proceeds to fund any such arrangements, and such arrangements otherwise comply with Sanctions and Anti-Terrorism Laws. The Obligors shall continue to maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Obligors, its Subsidiaries, and their respective officers, directors and employees with applicable Sanctions. The Obligors shall, and cause each of its Subsidiaries to, use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person, (ii) are derived from any transactions or business with any Sanctioned Person or Sanctioned Country, or (iii) are derived from any unlawful activity, including activity in violation of Anti-Terrorism Laws.

SECTION 9.   EVENTS OF DEFAULT

9.01     Events of Default; Remedies. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)       Either Obligor shall default in the payment when due of any principal or interest on any Loan or any other amount payable hereunder or under any other Loan Document within two (2) calendar days from the date such amount becomes due and payable (whether at stated maturity or otherwise), provided that such two (2) calendar days cure period is only granted to such Obligor by the Lender if such Obligor delivers to the Lender, on the date immediately following such amount’s due date for payment, a written notification, by the legal representative of such Obligor declaring that such Obligor has sufficient cash, on that date, to honor is payment obligations due on such date, that the non-payment occurred due to an operational error no within such Obligor’s control for remedy and that the payment will be made on the immediately following day, and provided further that such two (2) calendar days cure period does not affect the Obligors’ obligation to pay Post-Default Interest or other amounts in accordance with Section 3.02(b) hereof; or

(b)       Either Obligor shall default in the observance or performance of its respective obligations hereunder or under any other Loan Document; or

(c)       Either Obligor shall default in the payment of any principal of or interest on any Indebtedness (whether at stated maturity or by reason of mandatory or optional prepayment or otherwise) having an individual or aggregate principal amount of US$100,000,000 (or its equivalent in any other currency) or more, or any default or event of default shall occur, or any other condition shall exist, under any agreement or instrument entered into by either Obligor having an individual or aggregate principal amount of US$100,000,000 (or its equivalent in any other currency) or more, the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity; or

(d)       Any representation, warranty or certification made by either of Obligor herein, or in any other Loan Document, certificate, financial statement or other document furnished to the Lender pursuant to the provisions hereof or thereof, shall prove to have been incorrect or misleading in any material respect when made or deemed to be made; or

(e)       Either Obligor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)       Either Obligor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or substantially all of its respective property, (ii) make a general assignment for the benefit of its respective creditors, or (iii) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization (other than corporate reorganizations within the scope of Section 8.14 hereof) , liquidation, dissolution, arrangement, winding-up or composition or readjustment of debts; or (iv) take any corporate action for the purpose of effecting any of the foregoing; or

(g)       (i) A proceeding or case shall be commenced against either Obligor without its application, consent, defense or contestation, in any court of competent jurisdiction, seeking its reorganization, liquidation, dissolution, arrangement, winding-up or composition or readjustment of its respective debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of it or of all or substantially all of its respective property or (iii) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of its debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 30 or more days; or

(h)       A Change in Control shall occur; or

(i)        Unappealable judgments or orders for the payment of money in an individual or aggregate amount equal to or exceeding US$100,000,000 (or its equivalent in any other currency) shall be rendered against either Obligor and the same shall remain undischarged and unstayed and in effect for a period of 30 or more days without a stay of execution, unless the same either: (i) is adequately bonded or covered by insurance where the surety or the insurer, as the case may be, has admitted liability in respect of such judgment(s), order(s), decree(s), award(s), settlement(s) and/or agreement(s) to settle or (ii) is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against any property of such Obligor; or

(j)        Either Obligor shall suffer a valid protest of bills (protesto legítimo de títulos) in an individual aggregate amount equal to or exceeding US$100,000,000 (or its equivalent in any other currency), which due and timely evidence of suspension or payment is not presented to the Lender within 15 or more Business Days of the protest; or

(k)       This Agreement or any other applicable Loan Document shall, at any time and for any reason, cease to be in full force and effect, or shall be declared, by either Obligor or a Governmental Authority or in any judicial proceeding, to be null and void, or the validity or enforceability thereof shall be contested by either Obligor, or either Obligor or shall deny that it has any or further liability or obligation hereunder or thereunder; or

(l)        Any Governmental Approval necessary to enable either Obligor to comply with or perform its obligations under this Agreement or any other Loan Document shall be revoked, suspended, withdrawn or withheld or shall otherwise fail to be issued or remain in full force and effect; or

(m)      Any Governmental Approval necessary to enable either Obligor to conduct its business is not renewed or is terminated prior to its established maturity date; or

(n)       It is or becomes unlawful for either Obligor to perform any of its obligations under this Agreement or any other Loan Document.

THEREUPON: in any such event, the Lender may by written notice to the Obligors declare the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by the Obligors hereunder and under any other Loan Document to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Obligors (provided, that in the case of an Event of Default of the kind described in clauses (e), (f) and (g) above, the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable hereunder shall automatically forthwith become due and payable) and the Lender may, exercise all rights and remedies available to it under this Agreement and any other Loan Document, including but not limited to, require the unwinding and termination of the corresponding portion of the Hedge Transaction, in each case in form and substance satisfactory to the Lender, and at the Obligors’ full cost and expense, and to the charge of any and all amounts pursuant to Section 5.01(a) hereof, and other remedies as described by applicable law.

SECTION 10. GUARANTY

10.01   Guaranty.

(a)       For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) and performance of all obligations (of any nature whatsoever) of the Borrower hereunder and under each other Loan Document as primary obligor and not merely as surety and with respect to all such obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guaranty of payment and not merely of collection.

(b)       All payments made by the Guarantor under this Section 10 shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments free and clear of, and without deduction for, any Taxes (including withholding taxes), (ii) the obligation to pay interest at the Post-Default Rate and (iii) the obligation to pay all amounts due under the Loan or the Note in Dollars.

10.02   Guaranty Unconditional. The obligations of the Guarantor under this Section 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)       any extension, renewal, settlement, compromise, waiver or release in respect of any obligation(s) of the Borrower under this Agreement or under any other Loan Document, by operation of law or otherwise;

(b)       any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c)       Except for Section 8.14(a)(ii), any change in the corporate existence, structure or ownership of the Borrower or any event of the type described in Section 9.01(e), (f) or (g) with respect to any Person;

(d)       the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Lender or any other Person, whether in connection herewith or with any unrelated transactions,

(e)       any invalidity or unenforceability relating to or against the Borrower for any reason of this Agreement or any other Loan Document, or any provision of applicable law purporting to prohibit the performance by the Borrower of any of its obligations under this Agreement or any other Loan Document, or

(f)       any other act or omission to act or delay of any kind by the Borrower, the Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 10, constitute a legal or equitable discharge of the obligations of the Borrower under this Agreement or the Note.

10.03   Discharge Only Upon Payment in Full; Reinstatement In Certain Circumstances. The obligations of the Guarantor hereunder shall remain in full force and effect until all of the payment and performance obligations of the Borrower under this Agreement and the other Loan Documents shall have been paid or otherwise performed in full. If at any time any payment made under this Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, reorganization (other than corporate reorganizations within the scope of Section 8.15 hereof) recuperação judicial, recuperação extrajudicial, falência or similar event of the Borrower or any other Person or otherwise, then the obligations of the Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

10.04   Waiver. The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law: (a) notice of acceptance of the Guaranty provided in this Section 10 and notice of any liability to which this Guaranty may apply; (b) all notices that may be required by applicable law or otherwise to preserve intact any rights of the Lender against the Borrower, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of the Borrower to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations guaranteed hereby (including the Borrower) except any of the foregoing as may be expressly required hereunder; (c) any right to the enforcement, assertion or exercise by the Lender of any right, power, privilege or remedy conferred upon such Person under this Agreement, the Note or otherwise; (d) any requirement that the Lender exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under this Agreement or any other Loan Document, or proceed to take any action against the Borrower or any other Person under or in respect of this Agreement or any other Loan Document or otherwise; and (e) if and to the extent that Brazilian law shall be deemed to apply to any of its obligations hereunder, the benefit of Articles 333 (sole paragraph), 366, 827, 829, 830, 834, 835, 837, 838, and 839 of the Brazilian Civil Code, and Articles 130 and 794 of the Brazilian Civil Procedure Code.

10.05   Subrogation. Upon making a payment under this Section 10, the Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that the Guarantor shall not enforce any payment by way of subrogation, indemnity or otherwise, or exercise any other right, against the Borrower (or otherwise benefit from any payment or other transfer arising from any such right) so long as any payment obligations (other than on-going but not yet incurred indemnity obligations) of the Borrower remain unpaid and/or unsatisfied under this Agreement or any other Loan Document.

10.06   Stay of Acceleration. If acceleration of the time for payment of any amounts payable under this Agreement or any other Loan Document is stayed due to any event described in Section 9.01(e), (f) or (g), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by the Guarantor hereunder immediately upon demand by the Lender.

SECTION 11. MISCELLANEOUS

11.01   Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02   Notices. All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of email or mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03   Expenses; Indemnity.

(a)       Each of the Obligors hereby agrees to pay or reimburse from time to time upon request the Lender for all of its reasonable out-of-pocket costs and expenses (including the fees and expenses of legal counsel) in connection with (i) the administration of this Agreement or any amendments, modifications or waivers of the provisions hereof and (ii) any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)       Each of the Obligors agrees to indemnify and hold harmless the Lender and each of the Lender’s affiliates and the Lender’s and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with this Agreement or the Note or any of the transactions contemplated herein or therein, including without limitation, any of the foregoing arising out of or in connection with any claim, litigation, investigation or proceeding, or preparation of a defense in connection therewith, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by either Obligor or any of its directors, shareholders or creditors or an Indemnified Party, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated.

11.04   Amendments, Etc. Subject to Section 11.05 and except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Obligors and the Lender. This Agreement and the other Loan Documents referred to herein shall constitute the entire agreement with respect to the subject matter hereof and thereof.

11.05   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither Obligor may assign any or all of its respective rights or obligations hereunder to any Person in any manner whatsoever without the prior written consent of the Lender; and, provided further, that the Lender may not assign any or all of its rights or obligations under this Agreement, to any Person without the prior written consent of the Obligors, such consent not to be unreasonably withheld, provided that no consent from either Obligor will be required if (i) a Default shall have occurred and be continuing or (ii) such assignment is made to a Subsidiary of the Lender or to a Person Controlled by, Controlling or under the common Control with the Lender. Notwithstanding anything to the contrary contained herein, if any such assignment results in more than one lender hereunder, the parties agree to negotiate in good faith such amendments as may be necessary to accommodate multiple lenders, including, without limitation, (1) payments to an agent acting on behalf of the lenders, and (2) amendments and waivers to be approved by lenders with a majority of the aggregate principal amount of the Loan.

11.06   Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. A set of the copies of this Agreement signed by all the parties hereto shall be lodged with the Borrower and the Lender.

11.07   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA.

11.08   Jurisdiction and Venue. Each of the Obligors hereto agrees that any suit, action or proceeding with respect to this Agreement or the Note or any judgment entered by any court in respect thereof may be brought in or removed to the non-exclusive courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York (in each case sitting in the Borough of Manhattan) in respect of actions brought against it as a defendant, and irrevocably submits to the jurisdiction of each such court (and courts of appeals therefrom) for the purpose of any such suit, action, proceeding or judgment. Each Obligor hereby waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note brought in such courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Obligor irrevocably appoints TI Sparkle North America, Inc., which currently maintains a New York City office situated at 1 William Street, 3rd Floor, New York, NY, 10004, U.S.A., as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding, and agrees that the failure of such agent to give any notice of any such process or summons to the Borrower and/or to the Guarantor, as applicable, shall not impair or affect the validity of such service or of any judgment based thereon. So long as the Borrower or the Guarantor has any obligation under this Agreement or any other Loan Document, it will maintain a duly appointed agent in New York for the service of such process or summons. For the avoidance of doubt, this Section does not affect any other method of service allowed by law.

(a)       Nothing herein shall in any way be deemed to limit the ability of any of the Parties to serve any such process or summons in any other manner permitted by applicable law.

(b)       EACH OF THE LENDER, THE BORROWER AND THE GUARANTOR WAIVES ANY RIGHT TO A JURY TRIAL.

11.09   Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York is of the essence, and the obligations of the Obligors under this Agreement to the Lender to make payment in Dollars shall not be discharged or satisfied by any currency or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency, the Lender may in accordance with normal banking procedures purchase Dollars in the amount originally due to the Lender with the judgment currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section called the “judgment currency”), then the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the payee could purchase such Dollars in New York with the judgment currency on the Business Day preceding the day on which such judgment is rendered. The obligations of the Obligors in respect of any such sum due from such Obligor to the payee hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York with the amount of the judgment currency so adjudged to be due; and each of the Obligors hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred. If the amount of Dollars so purchased and transferred to the Entitled Person exceeds the amount originally due to such Entitled Person, then such Entitled Person shall transfer, or caused to be transferred, to the Borrower the amount of such excess.

11.10   Survival. All covenants, agreements, representations and warranties made by the Obligors herein shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Lender and notwithstanding that the Lender may have notice or knowledge of any Default or incorrect representation or warranty at any time any credit is extended hereunder, and shall continue in full force and effect as long as the principal or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 3.02, 5.01, 5.02, 5.03, 5.04, 10 and 11 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the termination of this Agreement or any provision hereof.

11.11   Confidentiality. The Lender agrees that it will not, without the prior written consent of the Obligors (which shall not be unreasonably withheld), disclose (other than to any subsidiaries or Affiliates and to its and its Subsidiaries or Affiliates’ directors, employees, examiners, auditors, accountants and counsel, in each case, only to the extent necessary for the Lender’s administration or enforcement of this Agreement) any Confidential Information with respect to the Obligors furnished to it under this Agreement, except (i) as may be required to comply with any applicable law or regulation or pursuant to legal process or otherwise as required in connection with litigation (and the Lender agrees that it will, to the extent reasonably practicable and if permitted by applicable law and regulation or by the legal process or litigation, give the Obligors prior written notice of such disclosure reasonably sufficient to permit the Obligors to contest such disclosure); (ii) in accordance with any ruling, request or regulatory practice of any bank regulatory agency; (iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the Note or the enforcement of rights hereunder and thereunder; (iv) to any actual or prospective assignee or participant and (v) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Obligors and its obligations; provided that, before any such disclosure, any actual or prospective assignee, participant or counterparty shall agree to preserve the confidentiality of any Confidential Information; provided, further, that in no event shall the Lender be obligated or required to return any materials furnished by any of the Obligors.

11.12   Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.13   Payments Set Aside. If either Obligor (or any Person on its behalf) makes a payment to the Lender, and such payment or any part thereof subsequently is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to such Obligor (or such Person), a trustee, administrator, receiver or any other Person in connection with any insolvency proceeding or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

11.14   USA PATRIOT Act. The Lender hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it may be required to obtain, verify and record information that identifies an Obligor, which information includes the name and address of an Obligor and other information that will allow the Lender to identify an Obligor in accordance with said Act.

11.15   Waiver of Sovereign Immunity. To the extent that an Obligor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, whether or not held for its own account, such Obligor waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and each related document, as applicable. Each Obligor hereby agrees that the waivers set forth in this Section 11.15 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are not intended to be irrevocable and not subject to withdrawal for purposes of such Act.

11.16   Sanctions Attestation. Each of the Obligors hereby agrees, acknowledges, and represents to the following: (a) the Obligors agree to use the Lender services only for lawful purposes and not to take, directly or indirectly, any action with respect to those services that could result in a violation by either Obligor or any other person (including, without limitation, the Lender) of Sanctions. Further, each Obligor acknowledges and understands that U.S. dollar wire transactions are settled by offices of financial institutions located in the United States, and that, accordingly, transactions that otherwise may not implicate U.S. sanctions will do so in light of where these transactions are settled; (b) each Obligor acknowledges that the Lender may delay or refuse the provision of any service to investigate a transaction for Sanctions compliance. Either Obligor further acknowledges that in some cases Sanctions may require that a transaction be rejected, returned or blocked (frozen); (c) either Obligor acknowledges that the Lender may close the account(s) and/or terminate the services it provides to you, without notice, if it has reasonable grounds to believe that either Obligor is using any such account(s) or services in any manner that does or could result in a violation by the Lender or any other person of any Sanctions; (d) each Obligor represents that it has established controls designed to detect and prevent violations of Sanctions, and agree to notify the Lender at the earliest opportunity of any changes in either Obligor’s exposure to Sanctions based on the geographic location of its operations or customers, and/or suppliers.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Tim S.A., as Borrower	The Bank of Nova Scotia, as Lender

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
TIM S.A.	THE BANK OF NOVA SCOTIA

Av. João Cabral de Melo Neto, 850, Torre Norte, 12o andar

22775-057 - Barra da Tijuca - Rio de Janeiro/RJ

Attn: Bruno Bordin – CFO - Treasury

Telephone Number: +55 21 4109 3101

E-mail: babordin@timbrasil.com.br

720 King Street West, 2nd Floor Toronto, Ontario, Canada, M5V 2T3 Attn: GWO - Loans Operations Telephone Number: + 1 416 645 7188 Fax Number: + 1 416 866 5991 E-mail: GWSLoanOps.Intl@scotiabank.com cc: SCOTIABANK BRASIL S.A. BANCO MULTIPLO

Av. Brigadeiro Faria Lima, 2277, 7th Floor

São Paulo, SP, Brazil, CEP 01452-000

Attn: Magaly Rivera - Execution

Telephone Number: +55 11 2202 8238

Fax Number: +55 11 2202 8222

E-mail: magalych.rivera@br.scotiabank.com

and

Attn: Luciano Martins – Operations Department

Telephone: +55 11 2202 8271

Fax: +55 11 2202 8170

Email: Luciano.martins@br.scotiabank.com

Tim Participações S.A., as Guarantor

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:
TIM Participações S.A.

Av. João Cabral de Melo Neto, 850, Torre Norte, 12o andar

22775-057 - Barra da Tijuca - Rio de Janeiro/RJ

Attn: Bruno Bordin – CFO - Treasury

Telephone Number: +55 21 4109 3101

E-mail: babordin@timbrasil.com.br

EXHIBIT A
to Credit Agreement

FORM OF NOTICE OF BORROWING

Date:               [●] [●], 20 [●]

To:                  [●], as the Lender under the Credit Agreement, dated as of [●] (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among [●], as the Borrower, [●], as the Guarantor, and [●] as the Lender.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement (terms defined therein being used herein as therein defined) and, pursuant to Section 2.02 of the Credit Agreement, hereby gives you irrevocable notice of the borrowing (the “Proposed Borrowing”) specified below:

(a)       The Business Day of the Proposed Borrowing is [●] [●], 20[●].

(b)       The aggregate principal amount of the Proposed Borrowing is $[●].

The proceeds of the Proposed Borrowing shall be wired (following the funding of the payment of all fees and expenses payable as required by the Credit Agreement) to the following account:

Bank: [●]

In favor of: [●]

Account No.: [●]

For further credit to: [●]

The undersigned certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing, both before and after giving effect to the Loan and to the application of the proceeds therefrom:

(i)        the representations and warranties of the Borrower contained in Section 7 of the Credit Agreement are true and correct in all material respects as though made on and as of this date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date, giving effect to the Proposed Borrowing and to the application of the proceeds thereof (or if any such representation or warranty (i) is already qualified by materiality, Material Adverse Effect or similar language or (ii) relates to compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, it shall be true and correct in all respects);

(ii)      no Default has occurred and is continuing, or would result from such Proposed Borrowing or the application of the proceeds thereof; and

(iii)     all conditions precedent specified in Section 6 of the Credit Agreement have been satisfied on and as of this date.

IN WITNESS WHEREOF, the Borrower has caused this Notice of Borrowing to be executed by its respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours, [●], as the Borrower
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B
to the Credit Agreement

[FORM OF PROMISSORY NOTE]

NOTA PROMISSÓRIA / PROMISSORY NOTE

Vencimento: “À VISTA”	Due: “AT SIGHT”
Local de Pagamento: São Paulo, SP, Brasil	Place of Payment: Sao Paulo, SP, Brazil
Valor O equivalente em Reais a US$[●] ([●])	Amount: The Equivalent in Brazilian Reais to US$[●] ([●])

Diante da apresentação desta única via de Nota Promissória pagaremos ao The Bank of Nova Scotia, instituição financeira organizada de acordo com as leis do Canadá, com sede na 44 King Street West, Toronto, Ontario, Canada, ou à sua ordem, em moeda corrente deste país, em fundos imediatamente disponíveis e livres de quaisquer deduções, a quantia equivalente a US$[●] ([●]), acrescida de juros e demais encargos, convertida em Reais de acordo com a média aritmética das taxas de câmbio de venda de Dólares dos Estados Unidos, calculada e divulgada pelo Banco Central do Brasil, e divulgada através Do endereço letrônico http://www.bcb.gov.br/?txcambio, opção “Cotações e Boletins”, considerando-se os seguintes parâmetros: data do efetivo pagamento, e moeda: “DOLAR DOS EUA”, a ser apurada no Dia Útil imediatamente anterior à data do respectivo pagamento.

Esta Nota Promissória será regida e interpretada de acordo com as leis da República Federativa do Brasil.

A versão em inglês desta Nota Promissória foi feita apenas por conveniência. Em caso de discrepância entre as versões e para todos os demais efeitos, a versão em português prevalecerá.

Upon demand of this Promissory Note we will pay to the Bank of Nova Scotia, a financial institution organized under the Laws of Canada, with its registered offices at 44 King Street West, Toronto, Ontario, Canada, or to its order, in currency of this country, in immediately available funds and free of any deductions, the amount equivalent to US$[●] ([●]), plus interest and other charges, converted into Brazilian Reais according to the arithmetic average of the exchange rates for the sale of US Dollars, calculated and published by the Central Bank of Brazil, and published through the electronic address http://www.bcb.gov.br/?txcambio, option “Cotações e Boletins”, and taking into consideration the following parameters: date of the payment, and currency: “DOLAR DOS EUA”, to be determined on the immediately preceding Business Day before the respective payment date.

This Promissory Note shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

This version in English of the Promissory Note was made only for convenience. In case of discrepancy between the versions and for all intents and purposes, the Portuguese version shall prevail.

[local e data]. / [place and date].
[Borrower] [CNPJ] [Address]

Nome / Name: Cargo / Title:	Nome / Name: Cargo / Title:

EXHIBIT C
to the Credit Agreement

FORM OF OFFICER’S CERTIFICATE

[●] [●], 20[●]

I, the undersigned, DO HEREBY CERTIFY that:

1.        I am a duly authorized officer of [●] (the “Borrower/Guarantor”).

2.        This Certificate is being furnished pursuant to Section 6.01(d) of the [●] Credit Agreement, dated as of [●] (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among [●],[●], as the Borrower and [●], as Guarantor. All capitalized terms used herein not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3.        The representations and warranties of the [Borrower/Guarantor] contained in Section 7 of the Credit Agreement, immediately before and after giving effect to the transactions contemplated to take place under the Credit Agreement, shall be true and correct in all material respects on and as of the date hereof, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (or, in either case, if any such representation or warranty (i) is already qualified by materiality, Material Adverse Effect or similar language or (ii) relates to compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions, it shall be true and correct in all respects).

4.        On and as of the date hereof , immediately before and after giving effect to the transactions contemplated to take place under the Credit Agreement, no Default has occurred and is continuing.

5.        The following named individuals are elected officers of the Borrower/Guarantor and each holds the office of the Borrower/Guarantor set forth opposite his or her name. The signature written opposite the name and title of each such officer is his or her genuine signature.

Name[1]	Office	Signature

1 Include name, office and signature of each officer who will sign any Loan Document, including the officer who will sign the certification at the end of this Certificate or related documentation.

6.        Attached hereto as Exhibit A is a true and correct copy of the [By-Laws][or equivalent organizational document] of the Borrower/Guarantor which were duly adopted, are in full force and effect on the date hereof, and have been in effect since [●].

7.        Attached hereto as Exhibit B is a true and correct copy of resolutions which were duly adopted on [●], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit B, no resolutions have been adopted by the Board of Directors of the Borrower/Guarantor which deal with the execution, delivery or performance of any of the Loan Documents to which the Borrower/Guarantor is party.

8.        There is no proceeding for the dissolution or liquidation of the Borrower/Guarantor or threatening its existence.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Tim S.A., as Borrower	The Bank of Nova Scotia, as Lender

By: /s/	By:
Name:	Name:
Title: CFO	Title:

By:	By:
Name: Bruno Bordin	Name:
Title: Treasury Manager	Title:

Address for Notices:	Address for Notices:
TIM S.A.	THE BANK OF NOVA SCOTIA

Av. João Cabral de Melo Neto, 850, Torre Norte, 12o andar

22775-057 - Barra da Tijuca - Rio de Janeiro/RJ

Attn: Bruno Bordin – CFO - Treasury

Telephone Number: +55 21 4109 3101

E-mail: babordin@timbrasil.com.br

720 King Street West, 2nd Floor Toronto, Ontario, Canada, M5V 2T3 Attn: GWO - Loans Operations Telephone Number: + 1 416 645 7188 Fax Number: + 1 416 866 5991 E-mail: GWSLoanOps.Intl@scotiabank.com cc: SCOTIABANK BRASIL S.A. BANCO MULTIPLO

Av. Brigadeiro Faria Lima, 2277, 7th Floor

São Paulo, SP, Brazil, CEP 01452-000

Attn: Magaly Rivera - Execution

Telephone Number: +55 11 2202 8238

Fax Number: +55 11 2202 8222

E-mail: magalych.rivera@br.scotiabank.com

and

Attn: Luciano Martins – Operations Department

Telephone: +55 11 2202 8271

Fax: +55 11 2202 8170

Email: Luciano.martins@br.scotiabank.com

Tim Participações S.A., as Guarantor

By: /s/
Name:
Title: CFO

By:
Name: Bruno Bordin
Title: Treasury Manager

Address for Notices:
TIM Participações S.A.

Av. João Cabral de Melo Neto, 850, Torre Norte, 12o andar

22775-057 - Barra da Tijuca - Rio de Janeiro/RJ

Attn: Bruno Bordin – CFO - Treasury

Telephone Number: +55 21 4109 3101

E-mail: babordin@timbrasil.com.br